POWER OF ATTORNEY


	The undersigned, an executive officer of Georgia Power Company, hereby makes, constitutes, and appoints Patricia L. Roberts and Thomas P. Bishop my agents and attorneys-in-fact, for the limited purpose of signing on my behalf, and causing to be filed with the Securities and Exchange Commission, Initial Statement of
Beneficial Ownership of Securities, Statement of Changes in Beneficial
Ownership, and Annual Statement of Changes in Beneficial Ownership, on Forms 3,
4 and 5, respectively, and Form ID, and any appropriate amendment or amendments thereto.

	This power of attorney shall remain in effect until my obligation to file the aforementioned reports as an executive officer of Georgia Power Company ceases, unless earlier revoked by me by written document delivered to an Assistant
Secretary of Georgia Power Company.

	Effective:  March 31, 2013.




			        /s/
		W. Ron Hinson